Filed Pursuant to Rule 433
Registration No. 333-180728

Market Linked Securities

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company research departments. Please see the relevant offering materials for complete product descriptions, including related risk and tax disclosure. Filed by Wells Fargo & Company pursuant to Rule 433(d)(1)(i).

Distributed by Wells Fargo Securities, LLC

MARKET LINKED SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION.

Market Linked Securities have complex features and are not suitable for all investors. Before deciding to make an investment, you should read and understand the applicable preliminary pricing supplement and other related offering documents provided by the applicable issuer.

Complement your investments with Market Linked Securities

When evaluating your investment portfolio’s performance, you may compare your return to the return achieved by a benchmark index, such as the S&P 500® Index. But even the best portfolio managers are challenged to consistently outperform benchmark indices. What if you were able to select investments that would provide an enhanced return within a moderate range of positive performance if your benchmark index has increased in value and, in some cases, provide a limited measure of protection against a decrease in value in that index? Any enhanced return and protection apply at maturity only and, if the issuer defaults on its payment obligations, you could lose your entire investment.

Market Linked Securities are designed to facilitate an investor’s ability to implement certain types of growth and risk management strategies with respect to an underlying market measure. Consider the addition of Market Linked Securities to your portfolio as a means to move you closer to your ideal mix between risk and return. If your portfolio already includes direct exposure to equities, commodities, and foreign currencies, adding certain Market Linked Securities linked to those asset classes may complement your investment strategy.

Most commonly, Market Linked Securities allow you to enhance moderate positive returns of the underlying market measure and allow you a measure of protection against moderate declines. However, during major market rallies your return potential will typically be limited, as most Market Linked Securities have a capped value. In addition, if the market measure decreases in value below a specified threshold level, you will incur a loss on your investment, which could be substantial.

In the past, replication of this approach would require a number of separate transactions. Market Linked Securities allow you to achieve a unique risk/return profile with a single, easily accessible transaction.

Any growth or risk management strategy that you seek to implement through a Market Linked Security may not be successful, because of a decrease in the value of the market measure below the specified threshold level or otherwise. Moreover, the terms of the Market Linked Securities may vary, and not all Market Linked Securities provide enhanced returns or a limited measure of protection against declines. Accordingly, you should review the specific terms and associated risks of the investments that you are considering. Regardless of whether a particular Market Linked Security provides a measure of protection against declines, you should understand that you may lose a substantial portion of your investment. In addition, all payments on Market Linked Securities are subject to the credit risk of the issuer, and you will have no ability to pursue the underlying market measure or any assets included in the underlying market measure for payment. Market Linked Securities are unsecured debt obligations of the issuer. If the issuer defaults on its payment obligations, you could lose your entire investment.

In this brochure, we will discuss certain benefits, risks, and considerations associated with the most common Market Linked Securities and how they can be integrated into your overall investment strategy.

For investors who prefer investments that offer greater protection against market declines (typically, together with lower potential returns), Wells Fargo Securities also offers a separate class of investments called Market Linked Notes.

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®”, “S&P 500®,” “Standard & Poor’s 500®,” and “500®,” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by Wells Fargo. Any Market Linked Securities based on the performance of the S&P 500® Index are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in any Market Linked Securities.

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Market Linked Securities

Market Linked Securities allow you to participate in the appreciation of a market measure. Some Market Linked Securities also provide partial protection against declines or the potential to earn enhanced returns within a moderate range of positive performance. Any enhanced return and protection apply at maturity only and, if the issuer defaults on its obligations, you could lose your entire investment.

Most Market Linked Securities will provide a return at maturity based on the percentage change from a specified starting level of the underlying market measure to the ending level, defined as the level of the market measure on a specified calculation day shortly before maturity. Unlike direct investments, Market Linked Securities have a fixed time frame and a predetermined return calculation at maturity. Because the return calculation and downside protection, if any, apply only at maturity, Market Linked Securities may be appropriate for investors who are willing to hold the Market Linked Securities until maturity and take on the credit risk of the issuer for the term of the Market Linked Securities.

Investment features

•	Return profile. The payoff profile of a Market Linked Security predetermines the payment at maturity under different market scenarios.

•	Potential market risk reduction as compared to a direct investment in the underlying market measure. Market Linked Securities may provide buffered, contingent, or no protection against a decline in the underlying market measure. Any protection provided by a Market Linked Security against a decline in the underlying market measure will be limited, and you may incur a substantial loss on your investment. Any protection applies at maturity only and, if the issuer defaults, you could lose your entire investment.

•	Maturity. Typically between one and five years.

•	Market measure. The return at maturity will be based on the performance of domestic or international equities, currencies, commodities, or a combination of one or more of these asset classes.

•	Minimum investment. Available in increments of $1,000, typically with a minimum investment of $1,000.

•	Issuer. Wells Fargo Securities works with select institutions to issue and distribute Market Linked Securities.

•	Risks. Market Linked Securities have complex features and present a unique set of risks. Please carefully review the section titled “General risks and investment considerations” in this brochure.

Consider how these features vary in the following examples of Market Linked Securities, particularly the return profile (e.g., participation rate, capped value) and degree of market risk reduction.

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Adding growth potential with Market Linked Securities

In contrast to a direct investment in an asset, Market Linked Securities may provide protection against a moderate decline in the underlying market measure and the potential to achieve a higher return in certain market scenarios, typically subject to a capped value. Any enhanced return and protection apply at maturity only and, if the issuer defaults on its obligations, you could lose your entire investment.

Direct investment payoff

For traditional assets, such as stocks, there is a direct relationship between the change in the level of the asset and the return on the investment. For example, suppose you bought shares of a common stock at $100 per share. If you sold the shares at $120 each, the return on the investment (excluding any dividend payments) would be $20 per share, or 20%. Similarly, if you sold the shares after the price decreased to $80 (i.e., a decline of 20%), this would result in a 20% investment loss (excluding dividends).

The charts in this section do not reflect forgone dividend payments.

Market Linked Securities payoff

To understand the payoff on a typical Market Linked Security, you must understand the following terms:

•	Participation rate: A participation rate determines how much of the appreciation of the underlying market measure (if any) will be reflected in the payment at maturity on the Market Linked Security, subject to the capped value described below. For example, a participation rate of 125% means that if the market measure appreciates from its starting level to its ending level, the investor will receive a total return at maturity equal to 125% of that appreciation, subject to the capped value described below. For example, if the market measure appreciates by 8%, the investor would receive a total return at maturity of 10% (which is 125% of 8%).

•	Capped value: If applicable, a capped value effectively sets a ceiling above which the investor will not participate in further appreciation of the market measure. For example, a capped value of 120% means that the investor will not receive more than 120% of the principal amount of the Market Linked Security at maturity. This results in a maximum total return at maturity of 20%, even if the market measure appreciates by more than 20%. Note that the capped value effectively limits the impact of the participation rate in scenarios where the participation rate multiplied by the appreciation of the market measure would exceed the maximum total return at maturity.

•	Threshold level: If the market measure declines from its starting level to its ending level, the threshold level (if applicable) is the level below which the investor will participate in that decline. If the ending level is less than the starting level but greater than the threshold level, the investor will be repaid the principal amount at maturity. However, if the ending level is less than the threshold level, the investor will incur losses. The extent of those losses will depend on the type of market risk reduction offered by the Market Linked Security, as discussed below.

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The following examples depict two types of Market Linked Securities: Market Linked Securities with fixed percentage buffered downside and Market Linked Securities with contingent downside protection.

Market Linked Securities with fixed percentage buffered downside

To understand how a Market Linked Security with fixed percentage buffered downside would perform under varying market conditions, consider the hypothetical example on the left. Suppose you invested in a four-year security linked to the S&P 500® Index (SPX) with a 150% participation rate, 145% capped value, and a threshold level equal to 80% of the starting level (resulting in a 20% “buffer” against declines). If, at maturity, the level of the SPX increases, you would receive the principal amount plus a supplemental payment of 150% of the appreciation, subject to the 145% capped value. If, at maturity, the ending level is less than the starting level but greater than or equal to the threshold level, meaning that the level of the SPX declines by 20% or less, you would receive your entire principal amount back. However, if the SPX declines by more than 20%, you would participate in the decline to the extent that it exceeds the 20% buffer. For example, if the SPX declines by 30%, you would lose 10% of your principal amount at maturity, because the SPX would have declined by 10% beyond the 20% buffer. This hypothetical Market Linked Security allows you to outperform the SPX if it declines at maturity or if it has increased by less than 45%. Note that you would not receive any dividends paid on the stocks included in the SPX.

Market Linked Securities with contingent downside protection

Market Linked Securities with contingent downside protection may be appropriate for investors who do not believe that there will be a significant decline in the underlying market measure and are willing to place their full principal at risk, but desire some level of downside protection, subject to the ability of the issuer to make payments when due. With contingent downside protection, investors are fully protected from market declines unless the ending level of the market measure is below the threshold level. If the ending level is below the threshold level at maturity, the downside protection no longer applies and investors are exposed to the full decline of the market measure. Consider the hypothetical example on the left, a four-year Market Linked Security linked to the SPX, in which the threshold level is set at 60% of the starting level of the SPX (40% below the starting level), the participation rate is 150%, and the capped value is 165%. If the SPX declines by 30% at maturity, you would receive your entire principal amount back. principal amount back. However, if the SPX declines by 45% at maturity (i.e., below the threshold level), you would receive only 55% of your principal amount (100% – 45% = 55%). In this example, if the SPX has appreciated at maturity, the investor will receive the full principal amount plus a supplemental return of 150% of the appreciation, subject to a capped value of 165%.

The terms of any protection vary and may differ from the types of protection described above. You should carefully review the offering documents for the particular Market Linked Security you are considering to ensure that you understand the terms of any protection it offers against declines in the market measure.

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Application: Integrating Market Linked Securities

Market Linked Securities can offer investors exposure to equities, currencies, and commodities. You can use Market Linked Securities to add exposure to asset classes not currently in your portfolio or complement your existing positions. Please note that the asset allocations indicated in the graphic below are for illustrative purposes only.

Incorporating Market Linked Securities may provide a degree of protection against declining markets and enhanced participation that can augment your returns in moderately bullish markets. Because Market Linked Securities generally have capped returns, an allocation that includes Market Linked Securities will underperform a portfolio comprised solely of direct investments in very bullish markets. Moreover, Market Linked Securities are not the same as investing directly in the asset class. All payments on Market Linked Securities are subject to the credit risk of the issuer, and you will have no ability to pursue the underlying market measure or any assets included in the underlying market measure for payment; if the issuer defaults you could lose your entire investment. However, if you are willing to forfeit the right to participate in major market rallies and are willing to take the credit risk, you may be able to outperform during moderately increasing markets while hedging to a limited extent against declining markets. Pairing Market Linked Securities with direct investments may help you to calibrate your risk-reward ratio to correspond with your risk tolerance, investment goals, and market views.

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Which investments are right for you?

It is important to consider several factors before making an investment decision.

An investment in Market Linked Securities may help you to modify your portfolio’s risk-return profile to more closely reflect your market views. However, at maturity you may incur a loss on your investment, and you may sacrifice some return opportunities with a maximum return cap (capped value), forgo interest payments, and in the case of equity-linked investments, forgo dividend payments.

Market Linked Securities are not suitable for all investors, but may be suitable for investors aiming to:

•	Supplement their existing investments with new return profiles

•	Add a layer of partial protection against losses at maturity

•	Gain or increase exposure to different asset classes

You can find a discussion of risks and investment considerations below and in the preliminary pricing supplement and other related offering documents for any Market Linked Security. The following questions, which you should review with your financial advisor, are intended to initiate a conversation about whether Market Linked Securities are right for you.

•	Are you comfortable with the potential loss of some or all of your initial investment as a result of a decline of the underlying market measure?

•	What is your time horizon? Do you foresee liquidity needs? Will you be able to hold these investments until maturity?

•	If you are considering Market Linked Securities with downside protection, does protection against moderate market declines take precedence for you over uncapped returns, dividend payments, or fixed returns?

•	What is your outlook on the market?

•	What is your sensitivity to the tax treatment for your investments?

•	Are you dependent on your investments for current income?

•	Are you willing to accept the credit risk of the applicable issuer in order to obtain the exposure to the market measure that the Market Linked Securities provide?

Before making an investment decision, please work with your financial advisor to determine which investment products may be appropriate given your financial situation, investment goals, and risk profile.

Estimated value of Market Linked Securities

The original offering price of each Market Linked Security will include certain costs that are borne by you. Because of these costs, the estimated value of a Market Linked Security on the pricing date will be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), hedging and other costs associated with the offering, and costs relating to the issuer’s funding considerations for debt of this type. See “General risks and investment considerations” below and the applicable pricing supplement for more information.

The issuer will disclose the estimated value of a Market Linked Security in the applicable pricing supplement. The estimated value of a Market Linked Security will be determined by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the Market Linked Security, which combination consists of a non-interest bearing, fixed-income bond and one or more derivative instruments underlying the economic terms of the Market Linked Security. You should read the applicable pricing supplement for more information about the estimated value of a Market Linked Security and how it is determined.

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General risks and investment considerations

Market Linked Securities have complex features and are not suitable for all investors. They involve a variety of risks, may have a variety of different payout structures, and may be linked to a variety of different underlying market measures. Each structure and each underlying market measure will have its own unique set of risks and investment considerations. Before you invest in any Market Linked Securities, you should thoroughly review the relevant preliminary pricing supplement and other related offering documents for a comprehensive discussion of the risks associated with the investment. The following are general risks and investment considerations applicable to Market Linked Securities:

•	Principal risk. Market Linked Securities are not structured to repay your full principal amount on the stated maturity date. Certain Market Linked Securities may be structured such that your entire investment is at risk, in which case you could lose your entire principal amount.

•	Performance risk. Market Linked Securities do not repay a fixed amount on the stated maturity date. The amount you receive at maturity typically depends on the change in the level of the underlying market measure over the term of the Market Linked Securities. As a result, the amount you receive on Market Linked Securities at maturity may be more or less, and possibly significantly less, than the original offering price of such Market Linked Securities.

•	Limited upside. If the Market Linked Securities are subject to a capped value, your return potential will be limited by the capped value, and the return you receive at maturity may be lower than the return you could have achieved on a direct investment in the market measure. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

•	Liquidity risk. Market Linked Securities are not appropriate for investors who may have liquidity needs prior to maturity. Market Linked Securities are not listed on any securities exchange and are generally illiquid instruments. Neither Wells Fargo Securities nor any other person is required to maintain a secondary market for any Market Linked Securities. Accordingly, you may be unable to sell your Market Linked Securities prior to their maturity date. If you choose to sell a Market Linked Security prior to maturity, assuming a buyer is available, you may receive less in sale proceeds than the original offering price.

•	Market value uncertain. Market Linked Securities are not appropriate for investors who need their investments to maintain a stable value during their term. The value of your Market Linked Securities prior to maturity will be affected by numerous factors, such as performance, volatility and dividend rate, if applicable, of the underlying market measure; interest rates; the time remaining to maturity; the correlation among basket components, if applicable; and the applicable issuer’s creditworthiness. If the Market Linked Securities are subject to a capped value, Wells Fargo Securities anticipates that their value will always be at a discount to the capped value.

•	Costs to investors. The original offering price of Market Linked Securities will include certain costs that are borne by you. These costs will adversely affect the economic terms of the Market Linked Securities and will cause their estimated value on the pricing date to be less than the original offering price. If specified in the applicable pricing supplement, these costs may include the underwriting discount or commission, the hedging profits of the issuer’s hedging counterparty (which may be an affiliate of the issuer), hedging and other costs associated with the offering, and costs relating to the issuer’s funding considerations for debt of this type. These costs will adversely affect any secondary market price for the Market Linked Securities, which may be further reduced by a bid-offer spread. As a result, unless market conditions and other relevant factors change significantly in your favor following the pricing date, any secondary market price for the Market Linked Securities is likely to be less than the original offering price.

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•	Credit risk. Any investment in a Market Linked Security is subject to the ability of the applicable issuer to make payments to you when they are due, and you will have no ability to pursue the underlying market measure or any assets included in the market measure for payment. If the issuer defaults on its payment obligations, you could lose your entire investment. In addition, the actual or perceived creditworthiness of the issuer may affect the value of Market Linked Securities prior to maturity.

•	No periodic interest or dividend payments. Market Linked Securities do not typically provide periodic interest. Market Linked Securities linked to equities do not provide for a pass through of any dividend paid on the underlying equities.

•	Estimated value considerations. The estimated value of a Market Linked Security that is disclosed in the applicable pricing supplement will be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities. The estimated value will be based on the issuer’s or the underwriter’s proprietary pricing models and assumptions and certain inputs that may be determined by the issuer or underwriter in its discretion. Because other dealers may have different views on these inputs, the estimated value that is disclosed in the applicable pricing supplement may be higher, and perhaps materially higher, than the estimated value that would be determined by other dealers in the market. Moreover, you should understand that the estimated value that is disclosed in the applicable pricing supplement will not be an indication of the price, if any, at which Wells Fargo Securities or any other person may be willing to buy the Market Linked Securities from you at any time after issuance.

•	Conflicts of interest. Potential conflicts of interest may exist between you and the applicable issuer and/or Wells Fargo Securities. For example, the applicable issuer, Wells Fargo Securities, or one of their respective affiliates may engage in business with companies whose securities are included in a market measure, or may publish research on such companies or a market measure. In addition, the applicable issuer, Wells Fargo Securities, or one of their respective affiliates may be the calculation agent for the purposes of making important determinations that affect the payments on the Market Linked Securities. Finally, the estimated value of the Market Linked Securities may be determined by the issuer or an underwriter of the offering, which underwriter may be an affiliate of the issuer and may be Wells Fargo Securities.

•	Call risk. A Market Linked Security may be callable at the option of the applicable issuer. If the issuer exercises its call right, it will pay the call price on the call date. The issuer has no obligation to call a callable Market Linked Security, and any decision to call a callable Market Linked Security will be made in its sole discretion when it is most advantageous for the issuer to do so. If a Market Linked Security is called, it is possible that you may not be able to reinvest the proceeds at the same or greater yield.

•	Effect of trading and other transactions. Trading and other transactions by the applicable issuer, Wells Fargo Securities or one of their respective affiliates could affect the underlying market measure or the value of the Market Linked Securities.

•	Basket risk. If the underlying market measure is a basket, the basket components may offset each other. Any appreciation of one or more basket components may be moderated, wholly offset, or more than offset, by depreciation of one or more other basket components.

•	ETF risk. If the underlying market measure is an exchange-traded fund (ETF), it may underperform the index it is designed to track as a result of costs and fees of the ETF and differences between the constituents of the index and the actual assets held by the ETF. In addition, an investment in Market Linked Securities linked to an ETF involves risks related to the index underlying the ETF, as discussed in the next risk consideration. If the index includes foreign securities, in addition to the risks described below, the Market Linked Securities will be subject to currency exchange rate risk, as the value of the ETF will be adversely affected if the currencies in which the foreign securities trade depreciate against the U.S. dollar.

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•	Index risk. If the underlying market measure is an index, or an ETF that tracks an index, your return on the Market Linked Securities may be adversely affected by changes that the index publisher may make to the manner in which the index is constituted or calculated. Furthermore, if the index represents foreign securities markets, you should understand that foreign securities markets tend to be less liquid and more volatile than U.S. markets and that there is generally less information available about foreign companies than about companies that file reports with the U.S. Securities and Exchange Commission. Moreover, if the index represents emerging foreign securities markets, the Market Linked Securities will be subject to the heightened political and economic risks associated with emerging markets.

•	Commodity risk. Market Linked Securities linked to commodities will be subject to a number of significant risks associated with commodities. Commodity prices tend to be volatile and may fluctuate in ways that are unpredictable and adverse to you. Commodity markets are frequently subject to disruptions, distortions, and changes due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. Moreover, commodity indices may be adversely affected by a phenomenon known as “negative roll yield,” which occurs when future prices of the commodity futures contracts underlying the index are higher than current prices. Negative roll yield can have a significant negative effect on the performance of a commodity index. Furthermore, for commodities that are traded in U.S. dollars but for which market prices are driven by global demand, any strengthening of the U.S. dollar against relevant other currencies may adversely affect the demand for, and therefore the price of, those commodities.

•	Currency risk. Market Linked Securities linked to currencies will be subject to a number of significant risks associated with currencies. Currency exchange rates are frequently subject to intervention by governments, which can be difficult to predict and can have a significant impact on exchange rates. Moreover, currency exchange rates are driven by complex factors relating to the economies of the relevant countries that can be difficult to understand and predict. Currencies issued by emerging market governments may be particularly volatile and will be subject to heightened risks.

•	Tax considerations. You should review carefully the relevant preliminary pricing supplement and other related offering documents and consult your tax advisors regarding the application of the U.S. Federal income tax laws to your particular circumstances, as well as any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

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Always read the preliminary pricing supplement and other related offering documents

Market Linked Securities are offered with a preliminary pricing supplement and other related offering documents. Investors should read and consider these documents carefully before investing. Prior to investing, always consult your financial advisor to understand the investment structure in detail.

For more information about Market Linked Securities and the structures currently available for investment, contact your financial advisor, who can advise you of whether or not a particular offering may meet your individual needs and investment requirements.

Each issuer has filed a registration statement (including a prospectus), with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the applicable registration statement and other documents the applicable issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the applicable issuer, any underwriter or any dealer participating in the offering will arrange to send you the applicable prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 1-877-316-9039.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A.

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